EXHIBIT 11, FORM 10-Q
                                              COMMISSION FILE NUMBER 000-26572

                                    NHP INCORPORATED
              STATEMENT RE COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                               For the                     For the
                     Three Months Ended June 30,   Six Months Ended June 30,
                     ---------------------------   --------------------------
                          1996          1995            1996         1995
                      -----------   -----------    ------------ ------------

NET INCOME (LOSS):
  Income from
   continuing
   operations         $     2,925   $     2,745    $     5,728   $     4,627
  Loss from
   discontinued
   operations                 -             504            -          (2,053)
                      -----------   -----------    -----------   -----------
    Net income (loss) $     2,925   $     3,249    $     5,728   $     2,574
                      ===========   ===========    ===========   ===========

ADJUSTMENTS TO COMMON
 SHARES OUTSTANDING:
   Average number of
    shares of common
    stock              12,474,675     7,965,977     12,369,675     7,976,393
   Primary adjustment:
     Assume exercise
      of options
      (treasury stock
      method)             308,289        76,015        314,743        76,015
                      -----------   -----------    -----------   -----------
     Total average
      number of common
      shares and
      equivalents used
      for primary
      computation      12,782,964     8,041,992     12,684,418     8,052,408
                      ===========   ===========    ===========   ===========

  Average number of
   shares of common
   stock               12,474,675     7,965,977     12,369,675     7,976,393
  Fully diluted
   adjustment:
     Assume exercise
      of options
      (treasury stock
      method)             394,382        76,015        391,010        76,015
                      -----------   -----------    -----------   -----------
     Total average
      number of common
      shares and
      equivalents used
      for fully diluted
      computation      12,869,057     8,041,992     12,760,685     8,052,408
                      ===========   ===========    ===========   ===========

INCOME (LOSS) PER
 COMMON SHARE:
   Net income (loss)
   per common share -
   primary:
     Income from
      continuing
      operations      $       .23   $       .34    $       .45   $       .57
     Income (loss)
      from
      discontinued
      operations               -            .06            -            (.25)
                      -----------   -----------    -----------   -----------
      Net income
       per common
       share -
       primary        $       .23   $       .40    $       .45   $      .32
                      ===========   ===========    ===========   ==========

  Net income (loss)
   per common share
   - fully diluted:
     Income from
      continuing
      operations      $       .23   $       .34    $       .45   $       .57
     Income (loss)
      from
      discontinued
      operations              -             .06            -            (.25)
                      -----------   -----------    -----------   -----------
      Net income per
       common share
       - fully
       diluted        $       .23   $       .40    $       .45   $       .32
                      ===========   ===========    ===========   ===========
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